Exhibit 99.3

Unaudited pro forma condensed

consolidated financial information

The unaudited pro forma condensed consolidated financial statements are based on the audited financial statements of each of DaVita Inc. (“DaVita”) and Gambro Healthcare, Inc. (“Gambro Healthcare”), which are, in the case of DaVita, included in DaVita’s Annual Report on Form 10-K for the year ended December 31, 2004 and, in the case of Gambro Healthcare, included in this Form 8-K as Exhibit 99.1. References to the “Gambro Healthcare Acquisition” mean the consummation of the Gambro Healthcare acquisition, borrowings under the new senior secured credit facilities, which we anticipate entering into, of the amount required to finance the acquisition and the payment of all related fees and expenses. References to the “Notes Transactions” mean the issuance of $500 million of senior notes and $850 million of senior subordinated notes (which we anticipate issuing), the repayment with the proceeds from the issuance of the notes, together with available cash, of all outstanding amounts under the term loan portion of our existing senior secured credit facilities, and the payment of all related fees and expenses. The unaudited pro forma condensed consolidated financial statements give effect to both the Notes Transactions and the Gambro Healthcare Acquisition (assuming that all of the required financing is obtained through the new senior secured credit facilities) as if each had occurred on January 1, 2004 in the case of the unaudited pro forma condensed consolidated income statement data or December 31, 2004 in the case of the unaudited pro forma condensed consolidated balance sheet data.

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable and are described in the accompanying notes to the unaudited pro forma condensed consolidated financial statements. The unaudited pro forma condensed consolidated financial statements do not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the Gambro Healthcare acquisition or (ii) any cash or non-cash charges that we may incur in connection with the Gambro Healthcare acquisition, the level and timing of which cannot yet be determined. The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with SEC rules and regulations.

The unaudited pro forma condensed consolidated financial statements assume that the Gambro Healthcare acquisition would be accounted for using the purchase method of accounting in accordance with the Financial Accounting Standards Board, or FASB, Statement No. 141, “Business Combinations,” or SFAS No. 141, and the resultant goodwill and other intangible assets will be accounted for under FASB Statement No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. The total purchase price has been preliminarily allocated based on information available to us as of the date hereof, to the tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimates of their current fair values. These estimates and assumptions of fair values of assets acquired and liabilities assumed and related operating results are subject to change that could result in material differences between the actual amounts and those reported in the unaudited pro forma condensed consolidated financial statements.

The unaudited pro forma condensed consolidated financial statements are provided for illustrative purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the transactions occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period.

Unaudited pro forma condensed consolidated balance sheet

Year ended December 31, 2004

	Historical DaVita	Historical Gambro Healthcare	Pro forma adjustments(1)		Pro forma consolidated
	(dollars in millions, except per share data)
Assets
Cash and cash equivalents	$252	$23	$(214	)(a)	$61
Accounts receivable, net	462	327			789
Inventories	32	55			87
Other current assets	44	45			89
Income tax receivable			4	(b)	3
			(1	)(b)
Deferred income taxes	79	39			118

Total current assets	869	489			1,147
Property and equipment, net	412	292			704
Amortizable intangibles, net	61	13	69	(c)	204
			(9	)(b)
			70	(d)
Investments in third-party dialysis businesses	3	—			3
Other long-term assets	11	23			34
Goodwill	1,156	1,483	1,209	(d)	3,848

	$2,512	$2,300			$5,940

Liabilities and shareholders’ equity
Accounts payable	$96	$60	$(2	)(d)	$154
Other liabilities	157	106	(3	)(e)	329
			69	(f)
Accrued compensation and benefits	134	77			211
Due to third-party payors	—	69	(69	)(f)	—
Current portion of long-term debt	53	—	(48	)(e)	140
			135	(g)
Income taxes payable	1	—	(1	)(b)

Total current liabilities	441	312			834
Long-term debt	1,323	—	(1,311	)(e)	4,152
			4,140	(g)
Due to parent	—	1,340	(1,340	)(d)	—
Other long-term liabilities	23	—	180	(d)	203
Deferred income taxes	149	20			169
Minority interests	53	11			64
Shareholders’ equity:
Preferred stock ($0.001 par value; 5,000,000 shares authorized; none issued or outstanding)	—	—			—
Common stock ($0.001 par value; 195,000,000 shares authorized; 134,862,283 shares issued)	—	—			—
Additional paid-in capital	543	—			543
Investment by parent	—	617	(617	)(d)	—
Retained earnings	611	—	(5	)(b)	607
			1	(h)
Treasury stock, at cost (36,295,339 shares)	(633)	—			(633)
Accumulated other comprehensive loss	2	—	(1	)(h)	1

Total shareholders’ equity	523	617			518

	$2,512	$2,300			$5,940

(1) The unaudited pro forma condensed consolidated financial statements give effect to both the Notes Transactions and the Gambro Healthcare Acquisition.

Notes to unaudited pro forma condensed consolidated balance sheet

(a) Net usage of cash as a result of the financing transactions and purchase of Gambro Healthcare as follows: net proceeds from the issuance of notes of $1,315 million, plus net proceeds from borrowings under the new senior credit facilities of $2,882 million, reduced by the repayment of our existing senior secured credit facilities including accrued interest of $1,361 million and the purchase of Gambro Healthcare for $3,050 million.

(b) Write-off of the existing deferred financing costs associated with the extinguishment of our existing senior secured credit facilities as set forth in the table below:

(dollars in millions)
Deferred financing costs	$9
Less tax	(4)

$5

For consistent presentation income taxes payable have been reclassified against income tax receivable resulting from the corresponding pro forma adjustment.

(c) Capitalized estimated deferred financing costs associated with the new senior secured credit facilities and the senior notes of $69 million.

(d) The purchase of Gambro Healthcare for $3,050 million in cash plus an additional $6 million of acquisition cost as set forth in the table below:

(dollars in millions)
Goodwill	$1,209
Non-compete agreement	50
Other intangible assets	20
Due to Parent	1,340
Investment by Parent	617
Product supply agreement	(180)

$3,056

Pre-acquisition costs previously accrued of $2 million will be paid from the proceeds from the debt financing transaction described above.

For purposes of this pro forma, we estimated that the amounts for tangible assets and liabilities reflected on Gambro Healthcare’s consolidated balance sheet approximates the fair values of such assets and liabilities and accordingly, such amounts have not been adjusted in the accompanying pro forma financial information. We believe our estimations and underlying assumptions of the initial purchase price allocations and fair values of Gambro Healthcare’s tangible assets and liabilities provide our current best estimate and are based upon the information available to us at this time. However, these valuations are preliminary and subject to change based upon completion of a final valuation analysis. Additionally, the final purchase price is subject to adjustments. Accordingly, the final amounts will differ from the amounts shown above.

(e) The repayment of our existing senior secured credit facilities including accrued interest as set forth in the table below:

(dollars in millions)
Current	$48
Long-term	1,311

$1,359

Accrued interest payable	$3

(f) The reclassification of the due to third-party payors of $69 million for consistent presentation.

(g) The borrowing under the new senior secured credit facilities and the issuance of the senior notes and senior subordinated notes as set forth in the table below:

(dollars in millions)
Senior secured credit facilities (Terms loans $2,900 million; revolving credit facility $25 million)	$2,925
Senior notes	500
Senior subordinated notes	850

Total borrowings	$4,275

Of the $4,275 million of total borrowings, $135 million will be short-term and $4,140 million will be long-term.

Our new revolving credit facility will provide commitments for total revolving borrowings of $250 million at any time outstanding. As of December 31, 2004, after giving pro forma effect to the Gambro Healthcare Acquisition and the Notes Transactions, as if each had occurred on that date, we would have had $172 million of available unused borrowing capacity under the revolving senior secured credit facility (after giving effect to letters of credit for approximately $53 million).

(h) Swap valuation gains of $1 million, net of tax of $1 million due to the extinguishment of our existing senior secured credit facilities and the re-designation of the swap agreements to our new senior secured credit facilities.

Unaudited pro forma condensed consolidated income statement

Year ended December 31, 2004

	Historical DaVita	Historical Gambro Healthcare	Pro forma adjustments(1)		Pro forma consolidated
	(dollars in millions, except per share data)
Net operating revenues	$2,299	$1,964			$4,263
Operating expenses and charges
Patient care costs	1,555	1,423			2,978
General and administrative	192	172	(3	)(a)	361
Depreciation and amortization	87	76	(8	)(b)	155
Provision for uncollectible accounts	41	72			113
Settlement with U.S. government and associated charges	—	352			352
Minority interest and equity income, net	14	—	10	(a)	24
Other (income) expenses, net	—	(3)	3	(a)	—

Total operating expenses	1,889	2,092			3,983

Operating income (loss)	410	(128)			280

Debt expense	52	38	(46	)(c)	235
			129	(d)
			98	(e)
			(35	)(f)
			(1	)(g)
Refinancing charges	—	—	7	(h)	8
			1	(g)
Other income, net	4	—			4

Income (loss) before income taxes	362	(166)			41
Income tax expense	140	10	(56	)(i)	90
			(4	)(a)
Minority interest, net of taxes	—	6	(6	)(a)	—

Net income (loss)	$222	$(182)			$(49)

Earnings per share:
Basic	$2.25				$(0.49)

Diluted	$2.16				$(0.47)

Weighted average shares for earnings per share:
Basic	98,727,000				98,727,000

Diluted	102,861,000				102,861,000

(1) The unaudited pro forma condensed consolidated financial statements give effect to both the Notes Transactions and the Gambro Healthcare Acquisition.

Notes to unaudited pro forma condensed consolidated income statement

(a) Reflects the reclassification of minority interest of $10 million and related income tax of $4 million, and $3 million of other income for consistent presentation.

(b) Reflects net amortization expense associated with the non-compete agreements, other intangible assets and the product supply agreement. The non-compete agreements and product supply agreement are being amortized over ten years and the other intangible assets are being amortized over four years as set forth in the table below:

	Amount	Life	Amortization
	(dollars in millions)
Non-compete agreements	$50	10	$5
Other intangibles	$20	4	$5
Product supply agreement	$(180)	10	$(18)

			$(8)

(c) Reflects the elimination of interest expense of $44 million and deferred financing costs of $2 million that was recognized on the previous existing senior secured credit facilities.

(d) Reflects interest expense of $103 million and the amortization of deferred financing costs of $6 million associated with borrowings from the new senior secured credit facilities of $2,925 million. The new senior secured credit facilities are assumed to bear interest at LIBOR plus a margin of 2.00% for an annual weighted average interest rate of 3.48%. Additionally, net swap interest of $20 million is reflected on the assumption that two new interest rate swap agreements with a total notional amount of $800 million became effective January 1, 2004. The swaps are economically fixed at 3.875% plus a margin of 2.00%. As a result of our total swap agreements, approximately 40% of our average outstanding 2004 variable rate debt would be economically fixed at an effective weighted average interest rate of 5.71% and our overall credit facility effective weighted average interest rate for 2004 would be 4.36%. The portion of the new senior secured credit facilities that is not economically fixed is subject to interest rate changes. If interest rates were to hypothetically change by  1/8%, it is estimated that our interest expense would vary by approximately $2 million.

We may consider alternative sources of financing to finance a portion of the Gambro Healthcare acquisition. If such alternative financing is used, our annual debt expense would be higher.

(e) Reflects interest expense of $95 million and the amortization of deferred financing costs of $3 million associated with the issuance of new senior notes of $500 million and new senior subordinated notes of $850 million. The new senior notes bear interest at 6 5/8% and the senior subordinated notes bear interest at 7 1/4%.

(f) Reflects the elimination of interest expense of $35 million from extinguishing the amount due to Gambro, Inc. (Parent) as a result of the purchase of Gambro Healthcare.

(g) Reflects the reclassification of swap valuation losses of $1 million to refinancing charges previously recorded in accumulated comprehensive income offset by amortization of $1 million as a result of the extinguishment of our existing credit facilities and the re-designation of the swap agreements to the new senior secured credit facilities.

(h) Reflects the write-off of the existing deferred financing costs of $7 million associated with the extinguishment of the existing senior secured credit facilities.

(i) Reflects the adjustment to the income tax expense amount of $(56) million based on the overall impact of the pro forma adjustments at 38.6%.